FOR IMMEDIATE RELEASE	EXHIBIT 99.1

Waste Management Announces Fourth Quarter and Full Year 2016 Earnings
Full year Net Cash Provided by Operations grew more than 18% The Company expects continued strong earnings and operational performance in 2017	FOR MORE INFORMATION Waste Management Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Toni Beck 713.394.5093 tbeck3@wm.com

HOUSTON — February 16, 2017— Waste Management, Inc. (NYSE: WM) today announced financial results for its quarter ended December 31, 2016. Revenues for the fourth quarter of 2016 were $3.46 billion, compared with $3.25 billion for the same 2015 period. Net income for the quarter was $335 million, or $0.75 per diluted share, compared with net income of $273 million, or $0.61 per diluted share, for the fourth quarter of 2015.(a) On an as-adjusted basis, net income was $320 million, or $0.71 per diluted share, in the fourth quarter of 2015.(b)

Income from operations in the fourth quarter of 2016 was $617 million compared to $502 million, or $575 million on an as-adjusted basis, for the same 2015 period. Operating EBITDA was $930 million in the fourth quarter of 2016 compared to $803 million, or $876 million on an as-adjusted basis, in the fourth quarter of 2015.(b)

For the full year 2016, the Company reported revenues of $13.6 billion, compared with $13.0 billion for 2015. Earnings per diluted share were $2.65 for the full year 2016 compared with $1.65 for the full year 2015. On an as-adjusted basis, earnings per diluted share were $2.91 for the full year 2016 versus $2.61 for the full year 2015.(b)

For the full year 2016, income from operations was $2.30 billion, or $2.41 billion on an as-adjusted basis, compared to $2.05 billion, or $2.19 billion on an as-adjusted basis, for 2015. For the full year of 2016, operating EBITDA was $3.60 billion, or $3.71 billion on an as-adjusted basis, compared to $3.29 billion in 2015, or $3.43 billion on an as-adjusted basis.(b)

Jim Fish, President and Chief Executive Officer of Waste Management, commented, “In 2016 we continued our focus on core price, disciplined volume growth, and cost control.(c) Our results in each of these areas exceeded our expectations, which led to operating EBITDA growth of 8.1% on an as-adjusted basis.(b)

“The fourth quarter saw internal revenue growth from each of yield and total Company volume achieve 2.0% or greater. This is the first time we have achieved this result in over a decade. This revenue growth drove significant increases in net cash provided by operating activities and free cash flow.(b) We will maintain our focus on driving core price, growing high margin volumes, and controlling costs, positioning us for strong earnings and cash generation in 2017.”

KEY HIGHLIGHTS FOR THE FOURTH QUARTER AND THE FULL YEAR 2016

•     In the fourth quarter, overall revenue increased by 6.6%, or $214 million, from the same period in the prior year. The revenue increase was driven by positive yield and volume in the Company’s collection and disposal business of $118 million. Acquisitions, net of divestitures, contributed $45 million of revenue growth to the fourth quarter. Recycling yield and volume also increased $51 million. For the full year 2016, overall revenue increased by 5.0%, or $648 million. The revenue increase was driven by positive yield and volume in the Company’s collection and disposal business of $445 million. Acquisitions, net of divestitures, contributed $238 million of revenue growth to the year. Recycling yield and volume also increased $60 million.

•     Core price, which consists of price increases net of rollbacks and fees, other than the Company’s fuel surcharge, was 5.1%, up from 4.3% in the fourth quarter of 2015. For the full year, core price was 5.0%, up from 4.2% for the full year of 2015.(c)

•     Internal revenue growth from yield for collection and disposal operations was 2.1% in the fourth quarter and 2.4% for the full year.

•     Traditional solid waste internal revenue growth from volume was 1.7% in the fourth quarter of 2016, an improvement of 170 basis points versus the fourth quarter of 2015. For the full year 2016, traditional solid waste internal revenue growth from volume was 1.6%, an improvement of 210 basis points versus the full year of 2015. Total Company internal revenue growth from volume, which includes recycling and renewable energy, was 2.0% in the fourth quarter, an improvement of 290 basis points from the fourth quarter of 2015. Total Company volume was 1.4% for the full year 2016, an improvement of 300 basis points compared to the full year 2015.

•     Average recycling commodity prices at the Company’s recycling facilities were approximately 31.6% higher in the fourth quarter of 2016 compared with the prior year period. Recycling volumes improved 2.4% in the fourth quarter. Results in the Company’s recycling line of business improved by almost $0.03 per diluted share when compared to the fourth quarter of 2015. For the full year, average recycling commodity prices at the Company’s recycling facilities were approximately 8.6% higher and volumes increased 0.8%. These revenue increases, combined with reduced operating costs at the Company’s recycling facilities, drove almost a $0.09 increase in the Company’s earnings per diluted share.

•     As a percent of revenue, operating expenses were 62.1% in the fourth quarter of 2016, as compared to 62.4% in the fourth quarter of 2015. Operating expenses improved despite a 130 basis point negative impact from commodity based costs. For the full year, as a percent of revenue, operating expenses were 62.4% in 2016, as compared to 63.5% for the full year 2015.

•     As a percent of revenue, SG&A expenses were 10.9% in the fourth quarter of 2016, compared to 10.6% in the fourth quarter of 2015. The increase related to additional incentive compensation expense and executive severance in the quarter. For the full year, as a percent of revenue, SG&A expenses were 10.4% in both 2016 and 2015.

•     Net cash provided by operating activities was $753 million in the fourth quarter and $2.96 billion for the full year. Capital expenditures were $377 million in the fourth quarter and $1.34 billion for the full year.

•     Free cash flow was $387 million in the fourth quarter of 2016 compared to $188 million in the fourth quarter of 2015.(b) In the fourth quarter, the Company prepaid $150 million of expected 2017 cash taxes. The Company had $11 million of divestiture proceeds in the quarter compared to $31 million in the fourth quarter of 2015. Free cash flow for the full year was $1.66 billion compared to $1.41 billion in 2015, an increase of 18%.(b) The Company had $43 million of divestiture proceeds in 2016, compared to $145 million for the full year of 2015.

•     The Company paid dividends of $180 million to shareholders in the fourth quarter and paid $225 million for share repurchases. For the full year, the Company returned $1.45 billion to shareholders through $726 million in dividends and $725 million in share repurchases.

•     In the fourth quarter the recorded effective tax rate was 34.4%. For the full year 2016, the recorded effective tax rate was approximately 35.2%, or 34.4% on an as-adjusted basis.(b)

2017 OUTLOOK

The Company announced the following regarding its financial outlook for 2017:

•     Adjusted earnings per diluted share for 2017 are expected to be between $3.14 and $3.18.(b)

•     Core price is expected to be 4.0% or greater for 2017.(c) Internal revenue growth from yield on the collection and disposal business is expected to be approximately 2.0%.

•     Internal revenue growth from volume is expected to be between 1.2% and 1.6%.

•     Recycling operations are expected to have a positive $0.03 impact on earnings per diluted share in 2017, with much of it occurring in the first quarter.

•     SG&A expenses are expected to be flat with 2016 for the full year, and SG&A expenses as a percent of revenue are expected to improve by about 40 basis points.

•     Operating EBITDA is expected to be between $3.95 billion and $4.0 billion for the full year.(b)

•     Capital expenditures are expected to be in the range of $1.4 to $1.5 billion.

•     The Company expects to spend between $100 and $200 million for tuck-in acquisitions during 2017.

•     Free cash flow for 2017 is projected to be between $1.5 and $1.6 billion.(b)

•     The Board of Directors has indicated its intention to increase the dividend by $0.06, or 3.7%, to $1.70 per share on an annual basis, for an approximate annual cost of $750 million. The Board must separately declare each dividend.

•     The Company has authorization to repurchase up to $750 million of its common stock.

•     Under current tax law, the tax rate is expected to be about 36.5%.

Fish concluded, “2016 was a very successful year for Waste Management as we exceeded the goals that we established for the year, delivering financial results above our original full year guidance for adjusted earnings per share, free cash flow, and operating EBITDA. Our employees are already building on the revenue growth and operating efficiency gains we made in 2016, which should position us to grow our operating EBITDA between 6.5% and 8.0% in 2017.(b)”

(a)    For purposes of this press release, all references to “Net income” refer to the financial statement line items “Net income attributable to Waste Management, Inc.”

(b)    This press release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of its results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, net income, earnings per diluted share, income from operations, operating EBITDA, and effective tax rate have been presented in certain instances excluding items identified in the reconciliations provided. The Company defines operating EBITDA as income from operations before depreciation and amortization; this measure may not be comparable to similarly titled measures reported by other companies.

The Company’s projected full year 2017 earnings per diluted share and operating EBITDA are anticipated to be adjusted to exclude the effects of events or circumstances in 2017 that are not representative or indicative of the Company’s results of operations. Projected GAAP earnings per diluted share and operating EBITDA for the full year would require information about the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairments and one-time items, charges, gains or losses from divestitures or litigation, or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, the Company does not have information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share, projected earnings growth, adjusted projected operating EBITDA, or projected operating EBITDA growth to the comparable GAAP measure.

The Company also discusses free cash flow and provides a projection of free cash flow. Free cash flow is a non-GAAP measure. The company discusses free cash flow because the Company believes that it is indicative of its ability to pay its quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay its debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable U.S. GAAP measure. However, the Company believes free cash flow gives investors useful insight into how the Company views its liquidity. Nevertheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as declared dividend payments and debt service requirements. The Company defines free cash flow as net cash provided by operating activities, less capital expenditures, plus proceeds from divestitures of businesses and other assets (net of cash divested); this definition may not be comparable to similarly titled measures reported by other companies.

The quantitative reconciliations of non-GAAP measures used herein to the most comparable GAAP measures are included in the accompanying schedules, with the exception of projected earnings per diluted share and projected operating EBITDA. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

(c)    Core price is a performance metric used by management to evaluate the effectiveness of our pricing strategies; it is not derived from our financial statements and may not be comparable to measures presented by other companies. Core price is based on certain historical assumptions, which may differ from actual results, to allow for comparability between reporting periods and to reveal trends in results over time.

The Company will host a conference call at 10:00 AM (Eastern) today to discuss the fourth quarter and full year 2016 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.

The conference call will be webcast live from the Investor Relations section of Waste Management’s website www.wm.com. To access the conference call by telephone, please dial (877) 710-6139 approximately 10 minutes prior to the scheduled start of the call. If you are calling from outside of the United States or Canada, please dial (706) 643-7398. Please utilize conference ID number 55317607 when prompted by the conference call operator.

A replay of the conference call will be available on the Company’s website www.wm.com and by telephone from approximately 1:00 PM (Eastern) Thursday, February 16, 2017 through 5:00 PM (Eastern) on Thursday, March 2, 2017. To access the replay telephonically, please dial (855) 859-2056, or from outside of the United States or Canada dial (404) 537-3406, and use the replay conference ID number 55317607.

The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. This press release contains a number of such forward-looking statements, including but not limited to all statements under the heading “2017 Outlook” and statements regarding 2017 earnings per diluted share and earnings growth / strength; 2017 free cash flow and growth; future operating EBITDA and growth; cash generation capabilities / strength; volume trends and margin; success and execution of pricing/core price, growth, efficiency, and cost control strategies; and future dividend rates and shares repurchases. You should view these statements with caution. They are based on the facts and circumstances known to the Company as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, increased competition; pricing actions; failure to implement our optimization, growth, and cost savings initiatives and overall business strategy; failure to identify acquisition targets and negotiate attractive terms; failure to consummate or integrate such acquisitions; failure to obtain the results anticipated from acquisitions; environmental and other regulations; commodity price fluctuations; disposal alternatives and waste diversion; declining waste volumes; failure to develop and protect new technology; significant environmental or other incidents resulting in liabilities and brand damage; weakness in economic conditions; failure to obtain and maintain necessary permits; labor disruptions; impairment charges; and negative outcomes of litigation or governmental proceedings. Please also see the Company’s filings with the SEC, including Part I, Item 1A of the Company’s most recently filed Annual Report on Form 10-K, for additional information regarding these and other risks and uncertainties applicable to our business. The Company assumes no obligation to update any forward-looking statement, including financial estimates and forecasts, whether as a result of future events, circumstances or developments or otherwise.

ABOUT WASTE MANAGEMENT

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com or www.thinkgreen.com.

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Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended December 31,
	2016	2015
Operating revenues	$3,460	$3,246
Costs and expenses:
Operating	2,147	2,027
Selling, general and administrative	378	343
Depreciation and amortization	313	301
Restructuring	—	8
(Income) expense from divestitures, asset impairments and unusual items	5	65

	2,843	2,744

Income from operations	617	502

Other income (expense):
Interest expense, net	(94)	(91)
Loss on early extinguishment of debt	—	(3)
Equity in net losses of unconsolidated entities	(12)	(6)
Other, net	(1)	(5)

	(107)	(105)

Income before income taxes	510	397
Provision for income taxes	176	124

Consolidated net income	334	273
Less: Net income (loss) attributable to noncontrolling interests	(1)	—

Net income attributable to Waste Management, Inc.	$335	$273

Basic earnings per common share	$0.76	$0.61

Diluted earnings per common share	$0.75	$0.61

Basic common shares outstanding	441.1	447.3

Diluted common shares outstanding	444.2	450.6

Cash dividends declared per common share	$0.41	$0.385

(1)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Quarters Ended December 31,
	2016	2015
EPS Calculation:
Net income attributable to Waste Management, Inc.	$335	$273

Number of common shares outstanding at end of period	439.3	447.2
Effect of using weighted average common shares outstanding	1.8	0.1

Weighted average basic common shares outstanding	441.1	447.3
Dilutive effect of equity-based compensation awards and other contingently issuable shares	3.1	3.3

Weighted average diluted common shares outstanding	444.2	450.6

Basic earnings per common share	$0.76	$0.61

Diluted earnings per common share	$0.75	$0.61

(2)

Waste Management, Inc.

Condensed Consolidated Statements of Operations

(In Millions, Except Per Share Amounts)

(Unaudited)

	Twelve Months Ended December 31,
	2016	2015
Operating revenues	$13,609	$12,961
Costs and expenses:
Operating	8,486	8,231
Selling, general and administrative	1,410	1,343
Depreciation and amortization	1,301	1,245
Restructuring	4	15
(Income) expense from divestitures, asset impairments and unusual items	112	82

	11,313	10,916

Income from operations	2,296	2,045

Other income (expense):
Interest expense, net	(376)	(385)
Loss on early extinguishment of debt	(4)	(555)
Equity in net losses of unconsolidated entities	(44)	(38)
Other, net	(50)	(7)

	(474)	(985)

Income before income taxes	1,822	1,060
Provision for income taxes	642	308

Consolidated net income	1,180	752
Less: Net income (loss) attributable to noncontrolling interests	(2)	(1)

Net income attributable to Waste Management, Inc.	$1,182	$753

Basic earnings per common share	$2.66	$1.66

Diluted earnings per common share	$2.65	$1.65

Basic common shares outstanding	443.5	452.7

Diluted common shares outstanding	446.5	455.9

Cash dividends declared per common share	$1.64	$1.54

(3)

Waste Management, Inc.

Earnings Per Share

(In Millions, Except Per Share Amounts)

(Unaudited)

	Twelve Months Ended December 31,
	2016	2015
EPS Calculation:
Net income attributable to Waste Management, Inc.	$1,182	$753

Number of common shares outstanding at end of period	439.3	447.2
Effect of using weighted average common shares outstanding	4.2	5.5

Weighted average basic common shares outstanding	443.5	452.7
Dilutive effect of equity-based compensation awards and other contingently issuable shares	3.0	3.2

Weighted average diluted common shares outstanding	446.5	455.9

Basic earnings per common share	$2.66	$1.66

Diluted earnings per common share	$2.65	$1.65

(4)

Waste Management, Inc.

Condensed Consolidated Balance Sheets

(In Millions)

	December 31,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$32	$39
Receivables, net	2,132	2,094
Other	212	212

Total current assets	2,376	2,345
Property and equipment, net	10,950	10,665
Goodwill	6,215	5,984
Other intangible assets, net	591	477
Other assets	727	896

Total assets	$20,859	$20,367

Liabilities and Equity
Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,377	$2,257
Current portion of long-term debt	417	253

Total current liabilities	2,794	2,510
Long-term debt, less current portion	8,893	8,676
Other liabilities	3,852	3,814

Total liabilities	15,539	15,000

Equity:
Waste Management, Inc. stockholders’ equity	5,297	5,345
Noncontrolling interests	23	22

Total equity	5,320	5,367

Total liabilities and equity	$20,859	$20,367

Note: Prior year information has been reclassified to conform to 2016 presentation.

(5)

Waste Management, Inc.

Condensed Consolidated Statements of Cash Flows

(In Millions)

(Unaudited)

	Twelve Months Ended December 31,
	2016	2015
Cash flows from operating activities:
Consolidated net income	$1,180	$752
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	1,301	1,245
Loss on early extinguishment of debt	4	555
Other	398	324
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	77	(378)

Net cash provided by operating activities	2,960	2,498

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(611)	(554)
Capital expenditures	(1,339)	(1,233)
Proceeds from divestitures of businesses and other assets (net of cash divested)	43	145
Investments in unconsolidated entities	(21)	(20)
Net receipts from restricted trust and escrow accounts, and other	(4)	54

Net cash used in investing activities	(1,932)	(1,608)

Cash flows from financing activities:
New borrowings	3,057	2,337
Debt repayments	(2,682)	(2,764)
Premiums paid on early extinguishment of debt	(2)	(555)
Common stock repurchases	(725)	(600)
Cash dividends	(726)	(695)
Exercise of common stock options	63	77
Other, net	(20)	45

Net cash used in financing activities	(1,035)	(2,155)

Effect of exchange rate changes on cash and cash equivalents	—	(3)

Increase (decrease) in cash and cash equivalents	(7)	(1,268)
Cash and cash equivalents at beginning of period	39	1,307

Cash and cash equivalents at end of period	$32	$39

(6)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2016	2016	2015
Operating Revenues by Lines of Business
Collection
Commercial	$888	$881	$834
Residential	625	630	626
Industrial	605	633	567
Other	106	110	97

Total Collection	2,224	2,254	2,124
Landfill	780	831	745
Transfer	378	397	348
Recycling	338	325	285
Other	414	432	358
Intercompany (a)	(674)	(691)	(614)

Operating revenues	$3,460	$3,548	$3,246

	Quarters Ended
	December 31, 2016		December 31, 2015
	Amount	As a % of Total Company	Amount	As a % of Total Company
Analysis of Change in Year Over Year Revenues
Average yield (i)	$105	3.2%	$(24)	-0.7%
Volume	64	2.0%	(30)	-0.9%

Internal revenue growth	169	5.2%	(54)	-1.6%
Acquisition	47	1.5%	59	1.8%
Divestitures	(2)	-0.1%	(163)	*
Foreign currency translation	—	0.0%	(33)	-1.0%

	$214	6.6%	$(191)	-5.6%

	Amount	As a % of Related Business	Amount	As a % of Related Business
(i) Average yield
Collection and disposal	$61	2.1%	$48	1.7%
Recycling commodities	44	16.1%	(29)	-9.4%
Fuel surcharges and mandated fees	—	0.0%	(43)	-26.7%

Total	$105	3.2%	$(24)	-0.7%

	Quarters Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Free Cash Flow Analysis (b)
Net cash provided by operating activities	$753	$526	$2,960	$2,498
Capital expenditures	(377)	(369)	(1,339)	(1,233)
Proceeds from divestitures of businesses and other assets (net of cash divested)	11	31	43	145

Free cash flow	$387	$188	$1,664	$1,410

*	Percentage change does not provide a meaningful comparison.
(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.
(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.

Summary Data Sheet

(Dollar Amounts in Millions)

(Unaudited)

	Quarters Ended
	December 31,	September 30,	December 31,
	2016	2016	2015
Balance Sheet Data
Cash and cash equivalents	$32	$30	$39

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$9,310	$9,261	$8,929
Total equity	5,320	5,383	5,367

Total capital	$14,630	$14,644	$14,296

Debt-to-total capital	63.6%	63.2%	62.5%

Capitalized interest	$2	$2	$4

Acquisition Summary (a)
Gross annualized revenue acquired	$3	$23	$75

Total consideration	$3	$32	$128

Cash paid for acquisitions	$11	$28	$81

Other Operational Data
Internalization of waste, based on disposal costs	66.1%	65.8%	65.7%

Total landfill disposal volumes (tons in millions)	26.2	28.0	24.7

Active landfills	248	248	249

Sites accepting waste at the end of each period presented	233	233	236

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense—
Cost basis of landfill assets	$93.5	$98.3	$87.2
Asset retirement costs	(1.7)	18.7	1.2

Total landfill amortization expense (b) (c)	91.8	117.0	88.4
Accretion and other related expense	20.1	19.6	19.7

Landfill amortization, accretion and other related expense	$111.9	$136.6	$108.1

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods except for Cash paid for acquisitions, which may include cash payments for business acquisitions consummated in prior quarters.
(b)	The quarter ended December 31, 2016 as compared to the quarter ended September 30, 2016 reflects a decrease in amortization expense of approximately $25.2 million, primarily due to changes in landfill estimates identified in the current quarter.
(c)	The quarter ended December 31, 2016 as compared to the quarter ended December 31, 2015 reflects an increase in amortization expense of approximately $3.4 million primarily due to increased volumes.

(8)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended December 31, 2015
Adjusted Net Income and Diluted Earnings Per Share	After-tax Amount (a)		Per Share Amount
Net Income and Diluted EPS, as reported	$273		$0.61
Adjustment:
Expense from divestitures, asset impairments and unusual items and restructuring (b)	47	(c)	0.10

Adjusted Net Income and Diluted EPS	$320		$0.71

	Year Ended December 31, 2016			Year Ended December 31, 2015
Adjusted Net Income and Diluted Earnings Per Share	After-tax Amount (a)	Per Share Amount		After-tax Amount (a)	Per Share Amount
Net Income and Diluted EPS, as reported	$1,182	$2.65		$753	$1.65
Adjustments:
Expense from divestitures, asset impairments and unusual items and restructuring (b)	114			59
Loss on early extinguishment of debt	—			344
Partial withdrawal from multiemployer pension plans	—			32

	114	0.26		435	0.96

Adjusted Net Income and Diluted EPS	$1,296	$2.91	(d)	$1,188	$2.61	(d)

(a)	Please see the “Adjusted tax expense reconciliation” on page 12 for the tax expense associated with each of the after-tax adjustments to net income and diluted EPS in 2016 and 2015.
(b)	For the purpose of this table, adjustments in 2016 and 2015 include restructuring charges and impairment charges associated with assets in the “(Income)/expense from divestitures, asset impairments and unusual items” financial caption as well as impairment charges associated with certain of our investments in unconsolidated entities that are included in the “Other, net” financial caption.
(c)	Adjustments in the fourth quarter of 2015 consist primarily of an after-tax charge of $40 million to impair certain of our oil and gas producing properties resulting from the pronounced decrease in oil and gas prices in the fourth quarter of 2015.
(d)	Full year 2016 adjusted earnings per diluted share increased 11.5% as compared with 2015 adjusted earnings per diluted share.

(9)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Quarter Ended December 31, 2016
Income from Operations and Operating EBITDA	Amount		As a % of Revenues
Operating Revenues, as reported	$3,460
Income from Operations, as reported	$617	(a)	17.8	%(a)
Depreciation and amortization	313

Operating EBITDA, as reported	$930	(b)

	Quarter Ended December 31, 2015
Adjusted Income from Operations	Amount		As a % of Revenues
Operating Revenues, as reported	$3,246
Income from Operations, as reported	$502
Adjustment:
Expense from divestitures, asset impairments and unusual items and restructuring	73

Adjusted Income from Operations	$575	(a)	17.7	%(a)

	Quarter Ended December 31, 2015
Adjusted Operating EBITDA	Amount
Income from Operations, as reported	$502
Depreciation and amortization	301

Operating EBITDA, as reported	803
Adjustment:
Expense from divestitures, asset impairments and unusual items and restructuring	73

Adjusted Operating EBITDA	$876	(b)

(a)	Fourth quarter 2016 as reported income from operations increased $42 million, or 10 basis points, as compared with adjusted income from operations in the fourth quarter of 2015.
(b)	Fourth quarter 2016 as reported operating EBITDA increased $54 million as compared with adjusted operating EBITDA in the fourth quarter of 2015.

(10)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions, Except Per Share Amounts)

(Unaudited)

	Year Ended December 31, 2016		Year Ended December 31, 2015
Adjusted Income from Operations	Amount		Amount
Income from Operations, as reported	$2,296		$2,045
Adjustments:
Expense from divestitures, asset impairments and unusual items and restructuring	110		85
Partial withdrawal from multiemployer pension plans	—		55

Adjusted Income from Operations	$2,406		$2,185

	Year Ended December 31, 2016		Year Ended December 31, 2015
Adjusted Operating EBITDA	Amount		Amount
Income from Operations, as reported	$2,296		$2,045
Depreciation and amortization	1,301		1,245

Operating EBITDA, as reported	$3,597		$3,290
Adjustments:
Expense from divestitures, asset impairments and unusual items and restructuring	110		85
Partial withdrawal from multiemployer pension plans	—		55

Adjusted Operating EBITDA	$3,707	(a)	$3,430	(a)

2017 Projected Free Cash Flow Reconciliation (b)	Scenario 1		Scenario 2
Net cash provided by operating activities	$2,900		$3,000
Capital expenditures	(1,450)		(1,450)
Proceeds from divestitures of businesses and other assets (net of cash divested)	50		50

Free Cash Flow	$1,500		$1,600

(a)	Full year 2016 adjusted operating EBITDA increased $277 million, or 8.1%, as compared with the same prior year period.
(b)	The reconciliation includes two scenarios that illustrate our projected free cash flow range for 2017. The amounts used in the reconciliation are subject to many variables, some of which are not under our control and, therefore, are not necessarily indicative of actual results.

(11)

Waste Management, Inc.

Reconciliation of Certain Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarter Ended December 31, 2015
Adjusted Tax Expense Reconciliation	Pre-tax Income	Tax Expense
As reported amounts	$397	$124
Adjustment:
Expense from divestitures, asset impairments and unusual items and restructuring (b)	76	29

As adjusted amounts	$473	$153

	Year Ended December 31, 2016			Year Ended December 31, 2015
Adjusted Tax Expense Reconciliation and Effective Tax Rate	Pre-tax Income	Tax Expense	Effective Tax Rate (a)	Pre-tax Income	Tax Expense	Effective Tax Rate (a)
As reported amounts	$1,822	$642	35.2%	$1,060	$308	29.1%
Adjustments:
Expense from divestitures, asset impairments and unusual items and restructuring (b)	151	37		89	30
Loss on early extinguishment of debt	—	—		550	206
Partial withdrawal from multiemployer pension plans	—	—		55	23

As adjusted amounts	$1,973	$679	34.4%	$1,754	$567	32.3%

(a)	The Company calculates its effective tax rate based on actual dollars. Rounding differences occurred when the effective tax rate was calculated using Pre-tax Income and Tax Expense amounts included in the table above, as these items have been rounded in millions.
(b)	For the purpose of this table, adjustments in 2016 and 2015 include restructuring charges and impairment charges associated with assets in the “(Income)/expense from divestitures, asset impairments and unusual items” financial caption as well as impairment charges associated with certain of our investments in unconsolidated entities that are included in the “Other, net” financial caption.

(12)